Exhibit 99(a)(2)

ARTICLES SUPPLEMENTARY

OHIO NATIONAL FUND, INC.

Ohio National Fund, Inc. a Maryland corporation registered as an open-end company under the Investment Company Act of 1940, as amended, hereby files these Articles Supplementary for record in connection with the classification of certain of the unissued, and heretofore unclassified, shares of its common stock and an increase in the number of authorized shares of its common stock.

FIRST: Pursuant to resolutions duly adopted at a meeting, the Board of Directors has reclassified certain unissued shares of the corporation’s common stock and has increased the total number of shares of the corporation’s common stock that the corporation has the authority to issue by one billion (1,000,000,000) shares in accordance with Section 2-105(c) of the Code of Maryland.

SECOND: The corporation is duly registered as an open-end company under the Investment Company Act of 1940.

THIRD: Immediately before the re-allocation of share classes and the increase in authorized shares of common stock, the total number of shares of common stock of all classes that the corporation had authority to issue was five hundred and fifty million (550,000,000) shares of par value of one dollar ($1.00) per share, being an aggregate par value of five hundred and fifty million dollars ($550,000,000). Such shares have previously been designated in the following classes:

Equity Class	Thirty-five million shares
Bond Class	Thirty million shares
Omni Class	Ten million shares
International Class	Thirty million shares
Capital Appreciation Class	Twenty-five million shares
International Small-Mid Company Class	Seven million shares
Aggressive Growth Class	Nine million shares
Small Cap Growth Class	Twenty million shares
Mid Cap Opportunity Class	Six million shares
S&P 500 Index Class	Forty million shares
Strategic Value Class	Sixty-five million shares
High Income Bond Class	Thirty-five million shares
ClearBridge Small Cap Class	Five million shares
Nasdaq-100 Index Class	Thirty million shares
Bristol Class	Thirty-three million shares
Bryton Growth Class	Twenty-five million shares
Balanced Class	Eighty million shares
Target VIP Class	Ten million shares
Bristol Growth Class	Twenty million shares
Risk Managed Balanced Class	Thirty-five million shares

FOURTH: Immediately after the re-allocation of share classes and the increase in authorized shares of common stock, the total number of shares of common stock of all classes that the corporation has authority to issue is one billion five hundred and fifty million (1,550,000,000) shares of par value of one dollar ($1.00) per share, being an aggregate par value of one billion five hundred and fifty million dollars ($1,550,000,000). Such shares have been designated in the following classes:

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Exhibit 99(a)(2)

Equity Class	Thirty-five million shares
Bond Class	Thirty million shares
Omni Class	Fifteen million shares
International Class	Ninety million shares
Capital Appreciation Class	Twenty-five million shares
International Small-Mid Company Class	Thirty-two million shares
Aggressive Growth Class	Twenty-four million shares
Small Cap Growth Class	Thirty million shares
Mid Cap Opportunity Class	Twenty-one million shares
S&P 500 Index Class	Ninety million shares
S&P MidCap 400 Index Class	Thirty million shares
Strategic Value Class	Seventy-five million shares
High Income Bond Class	Forty-five million shares
ClearBridge Small Cap Class	Fifteen million shares
Nasdaq-100 Index Class	Fifty million shares
Bristol Class	Twenty-three million shares
Bryton Growth Class	Fifteen million shares
Balanced Class	Ninety million shares
Bristol Growth Class	Thirty million shares
Risk Managed Balanced Class	Eighty-five million shares
ON Conservative Model Class	Thirty million shares
ON Moderately Conservative Model Class	Seventy million shares
ON Balanced Model Class	Two hundred million shares
ON Moderate Growth Model Class	Three hundred million shares
ON Growth Model Class	One hundred million shares

All preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class shall be equal to those of all other classes, as set forth in Article SIXTH of the Articles of Incorporation except as otherwise may be provided by the Investment Company Act of 1940 and Rules thereunder.

Exhibit 99(a)(2)

Wherefore, Ohio National Fund, Inc. has caused these Articles Supplementary to be executed in Montgomery, Ohio, by its authorized officers this 28th day of November, 2016.

OHIO NATIONAL FUND, INC.

By:	/S/ Paul J. Gerard		Attest: /s/ Emily Bae
	Paul J. Gerard, President		Emily Bae, Assistant Secretary

STATE OF OHIO		)
) ss.
COUNTY OF HAMILTON		)

I hereby certify that on the 28th day of November, 2016 before me, the subscriber, a Notary Public of the State of Ohio in and for the County aforesaid, personally appeared Paul J. Gerard, President of Ohio National Fund, Inc., a Maryland corporation, and acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation, and that the matters set forth in said Articles Supplementary with respect to authorization and approval are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial Seal the day and year last above written

/s/ Rebekah Brock
Notary Public

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